News Release

5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank		NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Announces Third Quarter
Profit Increase of 47%

Glenville, New York – October 20, 2009

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced net income for the third quarter of 2009 of $7.9 million, equal to diluted earnings per share of $0.103, as compared to net income of $5.4 million and diluted earnings per share of $0.070 for the immediately preceding quarter, an increase of 47%.  The quarter was marked by continued margin improvement compared to the second quarter of 2009.  Making the earnings announcement was Robert J. McCormick, Chairman, President and Chief Executive Officer.  Mr. McCormick noted, “We are pleased that third quarter results continued a 2009 trend of solid earnings and growth.  We look forward to the remainder of the year with cautious optimism as our internal trends remain positive.”  Return on average equity and return on average assets were 13.09% and 0.87%, respectively, for the third quarter of 2009, compared to 9.10% and 0.61% for the second quarter of 2009.

In the third quarter of 2008, net income was $9.0 million and earnings per share were $0.119. This resulted in return on average equity and return on average assets of 15.41% and 1.05%, respectively, for the third quarter of 2008.

Mr. McCormick also noted “While some aspects of the financial and economic problems that hurt many financial institutions in 2007 and 2008 have eased somewhat in 2009, other core economic issues remain, particularly the ongoing loss of jobs nationally and regionally.  TrustCo’s long-term focus on traditional lending criteria and conservative balance sheet management has helped us avoid most aspects of these problems.  This has enabled us to maintain an extremely strong balance sheet and continued profitability, and allowed us to focus on conducting business rather than putting out fires.  We are particularly encouraged by another quarter of strong expansion of our net interest margin, and by the flattening of our non-performing assets.  As a further indication of our success relative to our peers, Trustco Bank was named the eighth best performing bank in the country by the ABA Banking Journal out of all banks with assets of more than $3 billion.”

For the first nine months of 2009 net income was $19.6 million and resulted in diluted earnings per share of $0.257, as compared to the first nine months of 2008 that resulted in net income of $26.9 million and diluted earnings per share of $0.356.  FDIC insurance premiums increased by $5.0 million in the first nine months of 2009 compared to the first nine months of 2008.  Return on average equity and return on average assets were 11.04% and 0.75%, respectively, for the first nine months of 2009 and 15.53% and 1.05% for the comparable period in 2008.

TrustCo continued to report strong growth in loans and deposits on a year-over-year basis.  For the quarter ended September 30, 2009, average loans were up $160.4 million or 7.8% compared to the same period in 2008, while average deposits rose $180.4 million or 5.9% over the same period.  Five new offices were opened during the first nine months of 2009, bringing the total to 129.  Seventeen offices were opened during 2008.  The branch expansion program will be substantially completed in 2009 with a limited number of new branches planned in the markets currently served.  Mr. McCormick noted that, “We are pleased with the results of our expansion program but are mindful that achieving our goals will take time and continued hard work.  Our success in growing loans and deposits provides the basic building blocks that we believe will help drive profit growth over the coming years.”

The Company’s net interest margin was 3.42% for the third quarter of 2009, compared to 3.04% in the third quarter of 2008 and to 3.24% in the second quarter of 2009.  The third quarter margin is the highest since the third quarter of 2006.  Net income was also impacted by a loan loss provision of $3.2 million for the third quarter of 2009, compared to a provision of $1.0 million in the third quarter of 2008 and a provision of $2.8 million for the second quarter of 2009.  As previously discussed, the FDIC’s plan to recapitalize the insurance fund included a special deposit insurance premium in the second quarter that was levied on all banks including TrustCo.

Nonperforming loans were virtually unchanged at $44.1 million as of September 30, 2009, compared to $43.9 million as of June 30, 2009, and remain at manageable levels.  The allowance for loan losses as a percentage of gross loans and as a multiple of net charge-offs remains strong.  At September 30, 2009, nonperforming loans were equal to 1.97% of total loans, down slightly from 2.01% at the end of the second quarter.  The allowance for loan losses was unchanged at 0.8 times nonperforming loans.  Reserves to total loans were also unchanged at 1.65%, and covered annualized third quarter net charge-offs by 3.7 times.  Gross charge-offs declined from $3.21 million in the second quarter of 2009 to $2.85 million in the third quarter of 2009, while net charge-offs declined from $2.76 million to $2.49 million over that same period.

TrustCo Bank Corp is a $3.7 billion bank holding company and through its subsidiary, Trustco Bank, operates 129 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

TRUSTCO BANK CORP NY
GLENVILLE, NY

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	09/30/09		06/30/09	09/30/08
Summary of operations
Net interest income (TE)	$30,070		27,790	25,292
Provision for loan losses	3,150		2,760	1,000
Net securities transactions	892		(41)	21
Net trading gains (losses)	(6)		(36)	14
Noninterest income	4,114		3,996	4,759
Noninterest expense	18,686		20,358	14,726
Net income	7,909		5,380	9,034

Per common share
Net income per share:
- Basic	$0.103		0.070	0.119
- Diluted	0.103		0.070	0.119
Cash dividends	0.063		0.063	0.110
Tangible Book value at period end	3.19		3.11	3.17
Market price at period end	6.25		5.89	11.71

At period end
Full time equivalent employees	727		726	696
Full service banking offices	129		129	118

Performance ratios
Return on average assets	0.87%		0.61	1.05
Return on average equity (1)	13.09		9.10	15.41
Efficiency (2)	52.51		56.61	48.99
Net interest spread (TE)	3.23		3.02	2.74
Net interest margin (TE)	3.42		3.24	3.04
Dividend payout ratio	60.49		88.77	92.36

Capital ratios at period end (3)
Total equity to assets	6.65%		6.66	6.91
Tier 1 risk adjusted capital	12.45		12.45	12.62
Total risk adjusted capital	13.71		13.71	13.88

Asset quality analysis at period end
Nonperforming loans to total loans	1.97%		2.01	1.11
Nonperforming assets to total assets	1.41		1.42	0.71
Allowance for loan losses to total loans	1.65		1.65	1.68
Coverage ratio (4)	0.8	X	0.8	1.5

(1)
Average equity excludes the effect of accumulated other comprehensive loss of $9 thousand for the three months ended 9/30/09 and accumulated other comprehensive income of $526 thousand and $5.0 million for the three months ended 6/30/09 and 9/30/08, respectively.  Including these items, return on average equity is 13.09%, 9.08% and 15.08% for the three months ended 9/30/09, 6/30/09, and 9/30/08, respectively.

(2)
Calculated as noninterest expense (excluding other real estate owned income/expense, specialized consulting and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, net trading gains and losses and one-time income items).

(3)	Capital ratios exclude the effect of accumulated other comprehensive income (loss).
(4)	Calculated as allowance for loan losses divided by total nonperforming loans.
TE = Taxable equivalent.

FINANCIAL HIGHLIGHTS, Continued

(dollars in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	09/30/09	09/30/08
Summary of operations
Net interest income (TE)	$82,867	74,654
Provision for loan losses	7,910	2,000
Net securities transactions	962	439
Net trading (losses) gains	(350)	(229)
Noninterest income	13,652	13,062
Noninterest expense	57,525	43,637
Net income	19,638	26,930

Per common share
Net income per share:
- Basic	$0.257	0.356
- Diluted	0.257	0.356
Cash dividends	0.235	0.330
Tangible Book value at period end	3.19	3.17
Market price at period end	6.25	11.71

Performance ratios
Return on average assets	0.75%	1.05
Return on average equity (1)	11.04	15.53
Efficiency (2)	56.77	49.65
Net interest spread (TE)	2.98	2.65
Net interest margin (TE)	3.20	3.00
Dividend payout ratio	91.37	92.74

(1)
Average equity excludes the effect of accumulated other comprehensive income of $94 thousand and $6.9 million for the nine months ended 9/30/09 and 9/30/08, respectively.  Including these items, return on average equity is 11.03% and 15.09% for the nine months ended 9/30/09 and 9/30/08, respectively.

(2)
Calculated as noninterest expense (excluding other real estate owned income/expense, specialized consulting and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, net trading gains and losses and one-time income items).

TE = Taxable equivalent.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands)
(Unaudited)

	09/30/09	12/31/08	09/30/08
ASSETS

Loans, net	$2,194,811	2,127,189	2,051,007
Trading securities	1,040	116,326	252,879
Securities available for sale	558,222	676,002	524,480
Held to maturity securities	552,052	264,689	110,688
Federal funds sold and other short-term investments	223,795	207,680	340,627

Total earning assets	3,529,920	3,391,886	3,279,681

Cash and due from banks	40,145	41,924	61,725
Bank premises and equipment	37,359	35,156	32,840
Other assets	42,954	37,847	54,026

Total assets	$3,650,378	3,506,813	3,428,272

LIABILITIES
Deposits:
Demand	$258,960	249,887	258,461
Interest-bearing checking	371,373	331,144	317,568
Savings	640,983	609,444	598,349
Money market	354,194	285,829	287,285
Certificates of deposit (in denominations of $100,000 or more)	503,662	455,062	415,100
Other time deposits	1,133,917	1,204,905	1,176,279

Total deposits	3,263,089	3,136,271	3,053,042

Short-term borrowings	121,894	109,592	110,221
Long-term debt	-	-	5
Other liabilities	20,727	24,926	23,886

Total liabilities	3,405,710	3,270,789	3,187,154

SHAREHOLDERS' EQUITY	244,668	236,024	241,118

Total liabilities and shareholders' equity	$3,650,378	3,506,813	3,428,272

Number of common shares outstanding, in thousands	76,537	76,084	75,867

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	09/30/09	06/30/09	09/30/08

Interest income
Loans	$31,184	31,094	31,066
Investments	9,397	8,065	8,988
Federal funds sold and other short term investments	565	622	1,999

Total interest income	41,146	39,781	42,053

Interest expense
Deposits	11,187	12,196	16,871
Borrowings	422	340	483

Total interest expense	11,609	12,536	17,354

Net interest income	29,537	27,245	24,699

Provision for loan losses	3,150	2,760	1,000

Net interest income after provision for loan losses	26,387	24,485	23,699

Net securities transactions	892	(41)	21
Trading gains (losses)	(6)	(36)	14
Noninterest income	4,114	3,996	4,759
Noninterest expense	18,686	20,358	14,726

Income before income taxes	12,701	8,046	13,767
Income tax expense	4,792	2,666	4,733

Net income	$7,909	5,380	$9,034

Net income per share:
- Basic	$0.103	0.070	$0.119
- Diluted	$0.103	0.070	$0.119

Avg equivalent shares outstanding, in thousands:
- Basic	76,526	76,421	75,833
- Diluted	76,526	76,421	75,845

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	09/30/09	09/30/08

Interest income
Loans	$93,469	91,880
Investments	24,819	29,532
Federal funds sold and other short term investments	1,705	8,017

Total interest income	119,993	129,429

Interest expense
Deposits	37,526	55,351
Borrowings	1,227	1,508

Total interest expense	38,753	56,859

Net interest income	81,240	72,570

Provision for loan losses	7,910	2,000

Net interest income after provision for loan losses	73,330	70,570

Net securities transactions	962	439
Trading (losses) gains	(350)	(229)
Noninterest income	13,652	13,062
Noninterest expense	57,525	43,637

Income before income taxes	30,069	40,205
Income tax expense	10,431	13,275

Net income	$19,638	26,930

Net income per share:
- Basic	$0.257	0.356
- Diluted	$0.257	0.356

Avg equivalent shares outstanding, in thousands:
- Basic	76,329	75,672
- Diluted	76,329	75,680